Exhibit 10(f)

AMENDMENT NUMBER TWO TO THE WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK OPTION

Effective October 11, 2006, Section 10.7 of the Plan is amended in its entirety to read as follows:

"10.7 Changes in Capitalization. In the event of any change (increase or decrease) in the outstanding shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, stock split, split up, spin off, combination or exchange of shares, reorganization, liquidation, or other change in corporate capitalization, the aggregate number and class of Shares available under this Plan and the number and unit price of Deferred Stock Units that are outstanding under the Plan shall be appropriately and proportionately adjusted by the Committee to prevent dilution or enlargement of rights and preserve the value of outstanding awards; provided that fractional Shares shall be rounded to the nearest whole Share. The Committee’s determination shall be final and conclusive."